SYNOPSYS, INC.
SUBSTITUTE POWER OF ATTORNEY

Pursuant to written powers of attorney (each a "Power of Attorney") by the Individuals listed below, the undersigned, Liz Ramirez, has been constituted and appointed the lawful attorney-in-fact and agent of the individuals, with full power of substitution, to execute and file documents with the U.S. Securities and Exchange Commission pursuant to Sections 13(d), 13(g), 13(f), 13(h) and 16(a) of the Securities Exchange Act of 1934, as amended, and Rule
144 of the Securities Act of 1933, as amended, with respect to equity securities of Synopsys, Inc. and with such further powers as specified in each Power of Attorney.

Individual			Date of Power of Attorney
Luis Borgen			March 20, 2023
Janice Chaffin			March 21, 2023
Bruce Chizen			March 21, 2023
Aart de Geus			March 20, 2023
Sassine Ghazi			March 20, 2023
Shelagh Glaser			March 20, 2023
Mercedes Johnson		March 20, 2023
Sudhindra Kankanwadi		April 3, 2023
Robert G. Painter		July 28, 2023
Jeannine Sargent		March 20, 2023
John Schwarz			March 19, 2023

In accordance with the authority granted under each Power of Attorney, including the power of substitution, the undersigned hereby appoints Mary Lai as a substitute attorney-in-fact, on behalf of the individuals listed above, with the full power of substitution, to exercise and execute all of the powers granted or conferred to the undersigned in each Power of Attorney.

For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned herself in each Power of Attorney.

This Substitute Power of Attorney shall remain in full force and effect unless and until revoked by the undersigned.

IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed as of December 11, 2025.

/s/ Liz Ramirez
Liz Ramirez